UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 27, 2019

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-37963	98-0630022
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

96 Pitts Bay Road

Pembroke, HM 08, Bermuda

(441) 279-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common shares, par value $0.001 per share	ATH	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share, Series A	ATHPrA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a 5.625% Fixed Rate Perpetual Non-Cumulative Preference Share, Series B	ATHPrB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Definitive Material Agreement.

Transaction Agreement

On October 27, 2019 Athene Holding Ltd., a Bermuda exempted company (the “Company”), entered into a Transaction Agreement (the “Transaction Agreement”), by and among the Company, Apollo Global Management, Inc., a Delaware corporation (“AGM”), and certain affiliates of AGM which comprise the Apollo Operating Group (collectively, the “AOG”), pursuant to which, among other things:

•

the Company (acting through itself and certain subsidiaries) will sell 35,534,942 Class A common shares of the Company (“Class A Common Shares”) to the AOG for approximately $1.55 billion, consisting of (i) 29,154,519 AOG units (as defined herein) valued at approximately $1.2 billion (based on the closing market price of AGM’s Class A common shares on October 25, 2019) and (ii) $350 million in cash (the “Share Issuance”), as further described below;

•

the Company agreed to grant AGM the right to purchase additional Class A Common Shares from the closing date of the Share Issuance (the “Closing Date”) until 180 days thereafter to the extent the issued and outstanding Class A Common Shares beneficially owned by the AOG and certain affiliates, employees and consultants of AGM (inclusive of Class A Common Shares over which any such persons have a valid proxy) do not equal at least 35% of the issued and outstanding Class A Common Shares, on a fully diluted basis (the “Conditional Right”), as further described below;

•

AMH (as defined herein) will have the right to purchase up to that number of Class A Common Shares that would increase by 5 percentage points the percentage of the issued and outstanding Class A Common Shares beneficially owned by the AOG and certain affiliates, employees and consultants of AGM (inclusive of Class A Common Shares over which any such persons have a valid proxy), calculated on a fully diluted basis (the “Facility Right”, and together with the Share Issuance and the Conditional Right, the “Share Transactions”), as further described below; and

•

the Company will make certain amendments to the Twelfth Amended and Restated Bye-laws of the Company (the “Bye-laws”), by way of amending and restating the Bye-laws (the “Thirteenth Amended and Restated Bye-laws”), which include, among other items, the elimination of the Company’s current multi-class share structure, as further described below.

The Transaction Agreement and the consummation of the transactions contemplated by the Transaction Agreement have been unanimously approved by a special committee (the “Special Committee”) of the Company’s board of directors (the “Board”) and the disinterested members of the Board. The proposed transaction is subject to customary closing conditions, including approval of the Company’s shareholders, the receipt of all necessary regulatory and governmental approvals and certain other closing conditions, as described below. Pro forma for the proposed transaction (and assuming utilization of the increased share repurchase authorization of $600 million approved by the Board and taking into account the voting proxies described below), AGM and certain of its related parties and employees are expected to control combined equity interests representing approximately 35% of the voting power and economic interests of the Company, as compared to the 45% voting power and approximately 17% economic interest that AGM and certain of its related parties and employees hold today.

Share Issuance. The Transaction Agreement provides, among other things, that, subject to the terms and conditions set forth in the Transaction Agreement, the limited partnerships and limited liability companies comprising the AOG will issue 29,154,519 equity interests (the “AOG units”) to the Company in exchange for which the Company will issue and transfer (directly or indirectly) 27,959,184 new Class A Common Shares to the AOG, sold at a 2.3% premium to the closing market price of the Class A Common Shares on October 25, 2019. Also at the closing under the Transaction Agreement, AGM or members of the AOG will pay, or cause to be paid, in the aggregate, $350 million to the Company and, in exchange therefor, the Company (acting through itself and certain subsidiaries) will issue and sell 7,575,758 new Class A Common Shares to the AOG at a price of $46.20 per share, which represents a 10% premium to the closing price of the Company’s Class A Common Shares on October 25, 2019.

Conditional Right. Pursuant to the Transaction Agreement, the Company agreed to grant AGM the right to purchase additional Class A Common Shares from the Company from the Closing Date until 180 days after such date to the extent the issued and outstanding Class A Common Shares beneficially owned by the AOG, controlled affiliates of AGM and certain employees of or consultants to AGM (inclusive of any Class A Common Shares over which any such persons have a valid proxy) do not equal at least 35% of the issued and outstanding Class A Common Shares, on a fully diluted basis. In the event that AGM exercises its Conditional Right, AGM will pay the Company a price per share of Class A Common Shares equal to the volume-weighted average price for Class A Common Shares for the 30 calendar days prior to the date AGM delivers notice to the Company that it has exercised the Conditional Right, in accordance with the Transaction Agreement.

Bye-Law Amendments. Pursuant to the Transaction Agreement, the Company agreed to make certain amendments to the Bye-laws, by way of adopting the Thirteenth Amended and Restated Bye-laws upon the closing of the proposed transaction. The Bye-law amendments will, among other things:

•

Eliminate the multi-class common stock structure of the Company, with all outstanding Class B common shares of the Company (“Class B Common Shares”, and together with Class A Common Shares, “Common Shares”) being converted into Class A Common Shares and all Class M common shares of the Company (“Class M Common Shares”) being converted into a combination of Class A Common Shares and warrants to purchase Class A Common Shares;

•

Modify the voting cutback that is applicable to persons who own, or are treated as owning, Class A Common Shares that represent more than 9.9% of the total voting power of the Company (the “9.9% Voting Cutback”). As modified, the 9.9% Voting Cutback applies to limit to 9.9% the voting power of the Company owned by persons who, together with their affiliates, beneficially own more than 9.9% of the voting power of the Company, subject to exemptions as authorized by a super-majority of the Board. In connection with such amendments, (i) the Board has resolved to exempt shares beneficially owned by the Apollo Group (as defined in the Bye-laws) from the 9.9% Voting Cutback and (ii) delegated authority to the Company’s independent directors to remove the 9.9% Voting Cutback altogether in the event that they determine that it is the sole impediment to the Class A Common Shares being listed on the S&P 500 stock market index;

•

Modify and narrow the existing rule that deems certain Class A Common Shares to be non-voting so that it applies only when the 9.9% Voting Cutback is in effect with respect to one or more persons and only to Class A Common Shares owned, or treated as owned, by persons (other than AGM, its affiliates, and persons who have granted AGM a valid proxy) who own, or are treated as owning, shares of AGM, and include a voting cutback that would apply only when the 9.9% Voting Cutback is in effect with respect to one or more persons and would limit to 49.9% the voting power of the Company owned, or treated as owned, by certain persons or groups of persons who do not own more than 50% of the value of the Company’s shares;

•	Add certain procedural requirements necessary for shareholders to take action by written resolution;

•	Permit certain provisions relating to the nomination of directors to be modified by the Shareholders Agreement (as defined and described herein);

•

Eliminate certain transfer restrictions applicable to transfers of the Common Shares that would result in 19.9% or more of the total voting power or value of the Company being owned, or treated as owned, by persons who are either (i) both “United States shareholders” of the Company under Section 953(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and Related Insured Entities (as defined in the Bye-laws) or (ii) both related to “United States shareholders” of the Company under Section 953(c) of the Code and Related Insured Entities;

•

Make technical modifications to the restrictions on transactions between the Company and the Apollo Group (as defined in the Bye-laws) as a result of the elimination of the multi-class common stock structure of the Company;

•

Modify the provisions of the Bye-laws that require the Company to refer the subject matter of certain matters with respect to its subsidiaries upon which it has the right to vote to its shareholders, and vote in accordance with the votes of its shareholders, so that those provisions apply only when the 9.9% Voting Cutback is in effect with respect to one or more persons; and

•	Update the list of insurance subsidiaries and ceding companies attached as Schedule 1 to the Bye-laws.

The Thirteenth Amended and Restated Bye-laws will be submitted to the shareholders of the Company for approval and, if approved by the Company shareholders, will be adopted contemporaneously with the closing of the Share Issuance.

Closing Conditions. The consummation of the Share Issuance and the other transactions contemplated by the Transaction Agreement are subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Thirteenth Amended and Restated Bye-laws and the Share Transactions by the Company’s shareholders, (ii) the receipt of required governmental and regulatory approvals for the Share Transactions, and the approval of the NYSE for the listing of the Class A Common Shares issued by the Company in connection with the Share Issuance, (iii) the absence of any applicable law or regulation or order that prohibits the transactions contemplated by the Transaction Agreement, and the absence of any pending or threatened proceeding by any governmental entity or any investigation by any governmental entity seeking any such order, and (iv) certain other customary closing conditions, including, among other things, delivery of certain transaction documents contemplated by the Transaction Agreement, accuracy of representations and warranties and compliance with covenants by the parties.

Representations, Warranties and Covenants. The Transaction Agreement contains customary representations, warranties and covenants of the Company, AGM and the AOG. The representations and warranties made by the Company are qualified by disclosures made in its disclosure letter and Securities and Exchange Commission (“SEC”) filings.

The covenants include an obligation of the Company and AGM, subject to certain exceptions, to use commercially reasonable efforts to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and governmental entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the Share Issuance. The Board or any committee thereof (including the Special Committee) may change its recommendation to the extent it determines that failure to take such action would be a breach of its fiduciary duties, but only if certain conditions are satisfied with respect thereto and the Company complies with its obligations in respect thereto. AGM also agreed that it will maintain the ratio of AOG units to AGM’s Class A common shares in accordance with the existing exchange agreement that governs the economic equivalency of the AOG units with AGM’s Class A common shares.

Termination. The Transaction Agreement may be terminated (i) by either the Company or AGM if (a) the closing of the Share Issuance does not occur on or before April 27, 2020, subject to certain extensions as set forth in the Transaction Agreement, or (b) the Company’s shareholders do not approve the Thirteenth Amended and Restated Bye-laws or the Share Transactions at the Company’s shareholder meeting or (ii) by any party in the event that any governmental entity has issued an order or taken any other action restraining, enjoining or prohibiting the transactions contemplated by the Transaction Agreement, and such order or other action is final and nonappealable.

Voting Agreement

To further cement the alignment of interest between the Company and AGM, concurrently with the entry into the Transaction Agreement, Apollo Management Holdings, L.P. (“AMH”) and James Belardi, the Chief Executive Officer of the Company, and William Wheeler, the President of the Company (each an “Other Shareholder”), entered into a Voting Agreement (the “Voting Agreement”), pursuant to which each Other

Shareholder irrevocably appointed AMH as its proxy and attorney-in-fact (the “Proxy”) to vote all of such Other Shareholder’s Class A Common Shares at any meeting of the Company’s shareholders occurring following the Closing Date and in connection with any written consent of the Company’s shareholders following the Closing Date. If the Apollo Shareholders (as defined herein) no longer hold an amount of Class A Common Shares equal to or exceeding the Nomination Rights Threshold (as defined herein), then the Proxy will be of no force and effect, and AMH will not be entitled to vote any of such Other Shareholder’s Class A Common Shares.

In addition, Messrs. Belardi and Wheeler have each entered into a letter agreement with the Company, pursuant to which they have agreed to vote their Class M Common Shares in favor of the proposals on which holders of the Company’s Class M Common Shares are entitled to vote at the Company’s shareholder meeting (including the proposal to approve the amendments reflected in the Thirteenth Amended and Restated Bye-laws that eliminate the Class M Common Shares).

Shareholders Agreement

In connection with the Transaction Agreement, the Company has also agreed to enter into a Shareholders Agreement, to be dated as of the Closing Date (the “Shareholders Agreement”), with the entities comprising the AOG that will hold Class A Common Shares (the “Apollo Shareholders”), providing for, among other things, (i) the Company granting the Apollo Shareholders certain nomination rights to the Board, (ii) subjecting the Class A Common Shares held by the Apollo Shareholders to a lockup period and certain other transfer restrictions and (iii) the Company granting the Facility Right to a representative of the AOG, in each case, on the terms and subject to the conditions set forth therein. The Shareholders Agreement also sets forth certain information and inspection rights in favor of, and imposes certain confidentiality obligations on, the Apollo Shareholders.

Nomination Rights. Pursuant to the Shareholders Agreement, the Apollo Shareholders will have the right to nominate a number of individuals for election to the Board (the “Apollo Nominees”) at each election in proportion to the number of Class A Common Shares held or beneficially owned by the Apollo Shareholders (including any Class A Common Shares to which a valid proxy has been granted to any Apollo Shareholder), rounded up to the nearest whole number minus the number of directors nominated by the Apollo Shareholders then serving on the Board on classes of directors whose terms are not expiring at such annual or special general meeting. The Company will reasonably cooperate with, and use commercially reasonable efforts to assist, the Apollo Shareholders to cause the election of the Apollo Nominees to the Board. The Apollo Shareholders’ right to nominate the Apollo Nominees will terminate on the earlier of (i) the AOG, controlled affiliates of AGM and certain employees of or consultants to AGM no longer continuing to hold or beneficially own (excluding any Class A Common Shares to which a valid proxy has been granted to any Apollo Shareholder by any employee of the Company) at least 7.5% of the issued and outstanding Class A Common Shares or (ii) the AOG no longer continuing to hold or beneficially own (including any Class A Common Shares to which a valid proxy has been granted to any Apollo Shareholder) at least 5% of the issued and outstanding Class A Common Shares (the “Nomination Rights Threshold”).

Lock-Up, ROFO and Transfer Restrictions. Pursuant to the Shareholders Agreement, for 3 years after the Closing Date (the “Lock-Up Period”), the Apollo Shareholders may not transfer any Class A Common Shares except (i) after consultation with the Company, and subject to receipt of all required regulatory approvals, to certain affiliates and other controlled entities (who will be permitted transferees under the Shareholders Agreement) or (ii) in connection with certain permitted hedging transactions. From and after the expiration of the Lock-Up Period, the Company will generally have a right of first offer to purchase any Class A Common Shares that any Apollo Shareholder elects to sell (other than to a permitted transferee). If the Company does not exercise its right of first offer, then the Apollo Shareholders will be permitted to transfer their Class A Common Shares, provided that the Apollo Shareholders will be prohibited from transferring Class A Common Shares to any competitor of the Company or to any person that would, after giving effect to the transfer, holds 2.5% or more of the issued and outstanding Class A Common Shares.

Facility Right. The Company will grant AMH a right to purchase up to that number of Class A Common Shares that would increase by 5 percentage points the percentage of the issued and outstanding Class A Common Shares beneficially owned by the AOG, controlled affiliates of AGM and certain employees of or consultants to AGM (inclusive of any Class A Common Shares over which any such persons have a valid proxy), calculated on a fully diluted basis. The Facility Right may be exercised on more than one occasion in increments that would increase by no less than 1 percentage point the percentage of the issued and outstanding Class A Common Shares beneficially owned by the AOG, controlled affiliates of AGM and certain employees of or consultants to AGM (inclusive of any Class A Common Shares over which any such persons have a valid proxy). The purchase price for the Class A Common Shares issued in connection with the exercise of the Facility Right will be equal to the greater of the closing price of Class A Common Shares on the last trading day immediately prior to the applicable exercise of the Facility Right and (i) for the first year following the Closing Date, $42.92, and (ii) thereafter, the 60 calendar day trailing volume-weighted average price of such Class A Common Shares as of the applicable exercise date of the Facility Right.

Registration Rights Agreement

In connection with the Transaction Agreement, the Company and AGM have also agreed to enter into a Registration Rights Agreement, to be dated as of the Closing Date (the “Registration Rights Agreement”), providing for, among other things, demand, piggyback and shelf registration rights with respect to the Class A Common Shares held by AGM and its affiliates (the “Registrable Securities”), in each case, on the terms and subject to the conditions set forth therein.

Demand Registration. The Registration Rights Agreement will grant AGM certain rights to demand that the Company use its commercially reasonable efforts to effect the registration (a “Demand Registration”) as promptly as practicable under the Securities Act of 1933, as amended, supplemented or restated from time to time (the “Securities Act”), of certain Registrable Securities, along with any other equity securities of the Company which the Company may elect to register in connection therewith, all to the extent necessary to permit the disposition of the Registrable Securities, if any, to be so registered.

Offering Requests; Piggyback Registration. Pursuant to the Registration Rights Agreement, AGM will be permitted to demand (i) that the Company undertake certain underwritten offerings and (ii) that AGM be permitted to initiate an offering or sale of its Registrable Securities that does not constitute an underwritten offering, in each case, subject to certain terms and conditions set forth in the Registration Rights Agreement. Under the Registration Rights Agreement, AGM will also be permitted to request the inclusion of some or all of their Registerable Securities in an offering of any of the Company’s securities being effected by the Company for itself, subject to customary terms and conditions.

Shelf Registration. AGM may require, upon providing notice to the Company, that the Company (i) file within 60 days of such notice, a registration statement on Form S-3 covering the resale of Registrable Securities and (ii) cause such registration statement to be declared effective within 90 days following such filing date. The Company will use commercial reasonable efforts to keep such shelf registration statement continuously effective until the date on which all Registrable Securities covered by such shelf registration statement have been sold thereunder.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of each Apollo Shareholder, will be paid by such Apollo Shareholder, provided such expenses will be consistent with customary and prevailing market practices for similar offerings. The registration rights granted in the Registration Rights Agreement are subject to a minimum number of Registrable Securities equal to the lesser of 1% of the issued and outstanding Class A Common Shares and $40 million in value of Registrable Securities being registered. The registration rights granted in the Registration Rights Agreement are also subject to customary restrictions such as blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Liquidity Agreement

In connection with the Transaction Agreement, the Company has also agreed to enter into a Liquidity Agreement, to be dated as of the Closing Date, with AGM (the “Liquidity Agreement”), pursuant to which, once each quarter, the Company will be entitled to request that AGM purchase from the Company a number of AOG units representing at least $50 million in exchange for payment of cash proceeds as set forth in the Liquidity

Agreement. Upon receipt of a notice from the Company to exercise such right, AGM will consummate, or permit the consummation of, one of the following transactions:

•	a purchase of AOG units from the Company (a “Purchase Transaction”);

•

if the Company and AGM do not agree to consummate a Purchase Transaction, AGM will use its best efforts to consummate a public offering of its Class A common shares, the proceeds (net of certain commissions, fees and expenses consistent with customary and prevailing market practices for similar offerings) of which will be used to fund the purchase of AOG units from the Company (a “Registered Sale”);

•

if AGM notifies the Company that it cannot consummate a Registered Sale, upon the Company’s request, AGM will use its best efforts to consummate a sale of Class A common shares by AGM pursuant to an exemption from the registration requirements of the Securities Act, the proceeds (net of certain commissions, fees and expenses consistent with customary and prevailing market practices for similar offerings) of which will be used to fund the purchase of AOG units from the Company (a “Private Placement,” and collectively with a Purchase Transaction and a Registered Sale, a “Sale Transaction”); or

•

if AGM elects (in its sole discretion) not to consummate a Sale Transaction, the Company will be permitted to sell AOG units in one or more transactions that are exempt from the registration requirements of the Securities Act, subject to certain restrictions (an “AOG Transaction”).

In each case, the Company’s liquidity rights will be subject to certain limitations and obligations, including that the Company has to request liquidity for AOG units with a value of at least $50 million, and has to set the minimum sale price for such AOG units at not less than 90% of the volume-weighted average price of the AGM Class A common shares for the 10 consecutive business days prior to the day the Company submits a notice for sale of AOG units. In case of a Registered Sale and a Private Placement, AGM will not be required to sell any AGM Class A common shares at a price that is lower than such minimum sale price.

The Liquidity Agreement will also provide that the Company is prohibited from transferring its AOG units other than to an affiliate or pursuant to the options set forth above. The Liquidity Agreement will also restrict the Company from transferring AOG units to a “bad actor” (as defined in Regulation D of the Securities Act of 1933, as amended), any person restricted by law or regulation from owning equity securities of AGM and to an entity listed on a schedule thereto. AGM will have the right not to consummate a Registered Sale or a Private Placement if the recipient of the shares of AGM Class A common shares would receive more than 2.0% of the outstanding and issued shares of AGM Class A common shares. Additionally, AGM will have the right not to consummate an AOG Transaction if the recipient would, following such AOG Transaction, be the beneficial owner of greater than 3.5% of the AOG units.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 3.02. The Class A Common Shares to be issued pursuant to the Transaction Agreement have not been registered under the Securities Act, and the transactions set forth under Item 1.01 of this report have been or will be taken in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof as transactions by an issuer not involving any public offering.

Item 7.01	Regulation FD Disclosure.

On October 28, 2019, the Company and AGM issued a joint press release announcing the execution of the Transaction Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 28, 2019, the Company and AGM will hold a joint conference call with analysts and investors regarding the transactions contemplated by the Transaction Agreement. A copy of the materials that will be presented during such conference call is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The information included in this Item 7.01, including the exhibits referenced herein, is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of the proposed transaction involving the Company, AGM and the Apollo Operating Group. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection therewith, the parties intend to file relevant materials with the SEC, including a definitive proxy statement, which will be mailed to the shareholders of the Company. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, AS APPLICABLE, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s website located at http://www.athene.com or by contacting the Company’s Investor Relations Department at (441) 279-8531 or ir@athene.com. The information on our website is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2019 annual general meeting of shareholders, which was filed with the SEC on April 22, 2019, its annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the shareholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

* * *

Cautionary Statements Regarding Forward-Looking Information

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of the Company’s management and the management of the Company’s subsidiaries.

Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Forward-looking statements within this Current Report on Form 8-K include, but are not limited to, discussion related to the issuance and exchange of common equity interests of Athene and AGM and the benefits to be derived therefrom; amendments to Athene’s bye-law to eliminate Athene’s multi-class share structure; potential inclusion of Athene’s common shares in certain specified indices; and future financial performance. Factors that could cause actual results, events and developments to differ include, without limitation: Athene’s failure to obtain approval of the transaction by its shareholders or regulators; Athene’s failure to recognize the benefits expected to be derived from the transaction; unanticipated difficulties or expenditures relating to the transaction; disruptions of Athene’s current plans, operations and relationships with customers, suppliers and other business partners caused by the announcement and pendency of the transaction; legal proceedings, including those that may be instituted against Athene, Athene’s board of directors, Athene’s executive officers and others following announcement of the transaction; the accuracy of Athene’s assumptions and estimates; Athene’s ability to maintain or improve financial strength ratings; Athene’s ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of Athene’s reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the accuracy of Athene’s interpretation of the Tax Cuts and Jobs Act, litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; Athene’s ability to protect its intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for Athene’s operations; and other factors discussed from time to time in Athene’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the quarterly period ended June, 30, 2019, which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits

99.1	Joint Press Release, dated October 28, 2019 (furnished and not filed)

99.2	Investor Presentation Materials, dated October 28, 2019 (furnished and not filed)

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date: October 28, 2019	/s/ John L. Golden
John L. Golden
Executive Vice President and General Counsel